Exhibit 99.1

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Georg Venturatos: Good afternoon, everyone. Thanks for joining us at the 10th Annual Gateway Conference. I’m Georg Venturatos, Managing Director at Gateway, with a specialized focused on the energy and renewables space. We’re certainly excited to have The Metals Company join us at the conference this year. Presenting today will be The Metals Company’s Chairman and CEO, Gerard Barron, and CFO Craig Shesky. First, we’re going to play a quick video.

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We’d now like to turn it over to our CEO and Chairman, Gerard Barron.

Gerard Barron: Hello, everyone. I’m Gerard Barron. I’m the Chairman and CEO. It’s a pleasure to speak with you today. First of all, I’d like to start with some very exciting news. Earlier today, DeepGreen and SOAC closed the previously announced business combination to create The Metals Company. We will begin trading under the ticker TMC on the NASDAQ Global Select Market beginning tomorrow, Friday, the 10th of September. I’d like to personally thank SOAC, our team internally, and everyone working tirelessly on the transaction throughout this year.

I stepped in as Chairman and CEO four years ago when I realized that this company could be a platform for solving several global challenges. I’m a serial company builder with four successful builds and exits in publishing, telecoms, battery manufacturing, and digital technology. At The Metals Company, we are using a rock to change the world. I don’t mean it as a figure of speech or a Silicon Valley-style exaggeration. I mean it literally.

We plan to use these rocks to build a carefully-managed metal commons that will be used, recovered, and reused again and again for millennia. The world is embarking on a massive multigenerational project of de-carbonization. These carbon-free systems will take billions of tons of metal to build. According to the IEA report earlier this year, it would take four times more metal by 2040 and six times more metal by 2050 to meet this demand. At the same time, the world’s population continues to grow, urbanize, and develop. This will require billions of tons of metal too. Add these needs up, and this generation will have to mine more metal than we have mined during all of our human history.

How do we build up our metal commons with the lightest possible touch? This is the global challenge that we’ve made our own. Let me share a few investment highlights with you upfront. We have exploration rights to the world’s largest estimated source of battery metals with enough estimated results on the seafloor to electrify about one-quarter of the global passenger fleet, 280 million electric vehicles. In our view, the size of this resource can move the needle.

It’s an unusually high-grade resource with four battery metals packed into a single rock. On a nickel equivalent basis, our nodules are between 2 and 10 times higher grade than the world’s largest undeveloped nickel projects. The high grade makes it possible for us to become one of the lowest-cost nickel producers on the planet.

The resource comes with many advantages over land ores that allow us to dramatically compress the ESG footprint, including what we believe could be a 90% reduction in climate change impacts and elimination of toxic tailings. Importantly, we are fortunate to have attracted several strategic investors and partners Glencore, Maersk, Allseas, and technology development partners like Hatch.

As I mentioned earlier, the business combination has now closed, and we will begin trading on the NASDAQ tomorrow morning. TMC has received approximately $137 million in cash prior to transaction fees, including approximately 27 million from the SOAC trust account after accounting for redemptions. SOAC entered into subscription agreements for around $330.3 million pipe, however, only approximately 110 million of proceeds from the private placement were received to date. SOAC and TMC will continue to seek to enforce the funding obligations of the non-performing investors under the subscription agreements.

With cash in bank of 113 million at closing, we expect to fully fund our operations through Q3 of 2023. This is a sufficient level of cash to reach the key milestones of submitting our application for an exploration contract to the ISA. We’ve already made significant progress to develop this unique resource, and with cash in hand, we will be achieving the following milestones by the end of Q3, 2023. They include completion of our nodule processing and refining pilot plant program, completion and submission of our environmental impact assessment, construction and deployment of our pilot nodule collection system, working together with Allseas. Finally, submission of an application for an exploitation contract for the NORI area.

The world is in the early stages of a multi-decade green energy revolution. TMC is uniquely positioned at the intersection of three megatrends in this transition. Electrification. The total addressable market to EVs might exceed $5 trillion over the next decade. I believe that ESG and impact investors are beginning to pay even more attention to the environmental and social impacts of producing metals with a particular focus on carbon impacts.

Finally, there are significant West vs East supply chain issues, mainly with respect to China. This was highlighted through President Biden’s 100-day supply chain review with respect to critical metals like nickel. As many of you surely know, the EV revolution is very metals intensive. When you swap an internal combustion engine for a battery, the requirement for certain metals goes up five times. If you look at the four metals we focus on, an electric car with a good-sized battery, an NMC811 chemistry would need about 155 kilograms of these metals.

Raw materials can put the EV transition at risk. Here are four key issues that EV manufacturers should be worried about. Firstly, availability. Shortages are predicted for metals like nickel, copper, and cobalt by 2025. For nickel, McKinsey estimates the shortage could be 40% by the end of the decade without greenfield development and only getting wider from there. Exploration pipelines are looking thin. It takes about 10 years or more to get a greenfield project into production.

The second issue is security of supply. After decades of strategic investment, China dominates the battery supply chain. Mineral independence is now a geopolitical issue. Thirdly, price. Mass adoption of EVs depends on price parity with conventional cars. Expected to be about a hundred dollars per kilowatt. If metal supply is challenged, metal prices go up and price parity can become a moving target.

Then finally ESG impacts. Mining comes with a host of severe environmental and social impacts. Think child labor, deforestation, biodiversity loss, toxic waste, tailings, emissions. Mining is the single largest source of waste on this planet. We can make a real dent in the availability issue on just two of our exploration blocks in the Clarion-Clipperton Zone, NORI and TOML. We estimate having enough resource to electrify the entire US passenger car fleet, but nickel merit a special call-out. It’s a key metal when it comes to battery cathodes, with the vast majority of battery capacity produced by 2030 expected to rely on nickel-rich chemistries.

Nickel is also a key metal for us, representing almost half of our expected revenues. The critical need for nickel was emphasized throughout president Biden’s 100 day supply chain review. In that report, nickel was elevated to most critical status, and it was mentioned 146 times. A footnote in the report referred the seabed resources as a significant future source of strategic and critical materials with additional value derived from the offshore technology being developed.

We can solve the security of supply by localizing our plants on any continent as long as we have access to an existing deep-water port, renewable power, and are sufficiently close to our end-use markets. We can also help relieve price pressure. We believe we can operate in the bottom quartile of the nickel cost curve and can weather commodity price fluctuations. From climate change impacts to elimination of processing waste, nodules can make a real difference. I encourage you to go to our website for links to scientific research on these topics, as well as for our peer-reviewed lifecycle analysis comparing the ESG impacts of nodules to those of land-based metals.

Let’s talk about the resource itself. This is a world-class resource, which offers several inherent advantages over it’s land-based peers. There is also because as polymetallic nodules, which are potato sized rocks that lie unattached on top of the see floor. The resource is remarkably consistent in terms of grades of metals contained. It’s a two-dimensional resource that we can effectively evaluate because we can see it, and thus delineate with high confidence.

The nodules are microporous, so they’re very easy to smelt, and the collection of nodules doesn’t involve any drilling or blasting or deep digging. Finally, the nodules contain very low contents of deleterious elements that typically complicate metal mining and processing. We are developing systems which result in no waste dumps and no tailings dams, which is a real game-changer.

The NORI-D resource is part of the Clarion-Clipperton Zone, which is the largest undeveloped nickel and cobalt resource on the planet. Being larger than all known terrestrial resources for these metals, the company holds rights to some of the best acreage in the CCZ containing 1.6 billion tones of nodules with 16 million tones of contained nickel at high equivalent grade of 3.2%. The chart shows that the TMC resource area do also alternative terrestrial nickel and cobalt development options.

To help develop this unique resource, we have attracted several world-class partners. Glencore was an early investor in our business and holds offtake for 50% of the nickel and copper from the NORI area. Maersk invested in 2017 and has been our vessel operations partner, helping deliver successful offshore campaigns focused on resource definition and environmental baseline. Allseas invested in 2019 then again in 2020, and they also participated in our pipe. Allseas are developing our offshore nodule collection system.

To help us baseline and mitigate our Marine impacts, we have partnered with many of the world’s leading institutions who will be openly publishing their findings in peer-reviewed journals. Hatch have worked with us closely to design a metallurgical plant that uses low-risk conventional equipment, yet generates zero solid waste. We have lab tested the flowsheet and are now in the middle of a pilot processing plant program.

Through our significant investment in research alongside leading global institutions, we are confident in the ESG case for the nodules over land-based mining. There are a lot of good people working very hard to improve mining on land, but they’re up against several structural challenges. First, falling grades. We tend to take the easy and high-grade stuff first. Critically, when you combine falling grades with sharply rising demands, you end up with an exponential increase in waste. Each kilogram of metal now comes with a mountain of waste, and that waste must be managed indefinitely.

Second, location. You can’t change it. If you map our remaining deposits, you’ll see mining is moving into places with higher geopolitical risk, higher biodiversity, and higher carbon sinks. For nickel, most of the new supply is in Indonesian rainforest, financed by Chinese and ending up in China. For cobalt, it’s coming from rainforest in the Congo, and again, it ends up in China.

This creates hard choices for land-based producers. They need to spend more capital to get the same amount of metal and then even more capital to decarbonize and manage a runaway waste problem. We can do better, and mostly because of the resource and its location. On the resource, we have high grades of four metals, essentially three terrestrial tier 1 deposits rolled into a single seafloor resource.

There is more than 300 kilograms of metal in every ton of nodules. There are no toxic levels of hazardous elements. All of the mass can be turned into products. We have of a location that is far offshore and very deep. This is an absolute game changer, no social displacement, no deforestation, no child labor or atmospheric release of our carbon sinks. Then we made two choices. We invested in a zero-waste flowsheet for Project 1 and committed to powering our Project 1 onshore processing only with renewables.

Not many of us have been to the abyss. Let me give you a sense of what it’s like. It’s dark, cold, high pressure, and food poor. Most of the life there is microbial living in the sediment. The bottom line, there is around 1,500 times less life per square meter in the abyssal planes versus Indonesian rainforest where nickel might otherwise come from. For both nickel and cobalt, most of the world’s growth would come from biodiverse, carbon-storing tropical rainforest. This does not mean that the creatures who live in the abyss do not require protection, but it does mean that there are orders of magnitude less life to begin with.

Since we recognize that we’ll need a lot more metal to fight climate change, it makes sense to look at the areas of the planet with the least life rather than the most. The regulatory side of our business is important to understand. The CCZ is located in the high seas or international waters. Since 1994, the exploration and exploitation of sea bed resources in the high seas has been governed by the International Seabed Authority or the ISA.

The ISA was established based on the United Nations Convention of the Law of the Sea or UNCLOS as we know it today. It is made up of 160 member states plus the European Union. The exploration contract for NORI was secured in 2011, TOML in ’12, and Marawa in 2015. The ISA exploration contract gives us 15 years to explore at an exclusive right to apply for an exploitation contract over the same area. We expect the ISA to finalize the mining code by 2023. In fact, they had intended to do so by 2020, before in-person meetings were delayed due to COVID.

The clock is now ticking on finalization of the mining code, following the island nation of Nauru launching what is called the two-year trigger notice. In no circumstances would any commercial nodule collection occur without the requisite licensing and permitting requirements.

How do we gain confidence about the size and quality of the resource? The nodules occur as a two-dimensional resource on the sea floor, which we can directly see, unlike terrestrial deposits where you need to drill and define a third dimension. This provides a high level of confidence in the nodule resource. To define them, we need to know two things, abundance of nodules and the metal content of the nodules. Abundance can be measured with box core sampling shown on the upper right of this page, as well as sea floor imaging equipment, like the AUV, which produces high-resolution images. We have that bathymetric survey data on 180,000 square kilometers. That’s roughly the size of Oklahoma.

You can see the continuous nodule fields on the lower right. Further, the metal content of the nodules in our contract area is remarkably consistent as confirmed by third-party, independent analysis from AMC.

The NORI-D development program is focused on commencing production in 2024, with what we call Project Zero. Both offshore and onshore, we’re progressing on track with the help of our capable partners. One of the most important milestones will be the completion of our environmental and social impact assessment, a prerequisite for the ISA exploitation contract application.

This work is comprised of over 100 discreet seabed to surface ocean studies, and once completed, we will have spent nearly a hundred million dollars on it. We’re not the only ones working on this. Since there’s this combination was announced, there’ve been several encouraging studies, which disprove some of the myths being spread by opponents of this new industry. One such topic is sediment clearing around the collective vehicle and midwater discharge point.

Researchers at MIT recently found mid-water sediment plumes dilute rapidly to what is essentially clear water to the naked eye. Regarding the sea floor plume near the collected vehicle, a German study recently found that the majority of the particles only reach five or six meters above the seafloor before they flocculate together and fall back down. We believe it’s imperative to allow studies like these to continue for the science to speak for itself so that the world can make an informed decision about the trade-offs between seafloor nodule collection and land-based mining.

To collect the nodules, we have collaborated with some of the world’s leading offshore engineers and designers. We’re developing a nodule collection system, which includes subsea collector robots, a main production vessel, and riser pipe, and a support vessel. Nodules from the production vessel would then offload into a bulk carrier.

In February 2020, our partner and investor, Allseas, purchased the Hidden Gem, a drillship for our exclusive use, at a price well under $50 million. This Samsung 10,000 vessel would have been a $700 million new build a decade ago, and the Hidden Gem will be our first production vessel. The conversion process is underway, and it will begin collected tests in the North Atlantic this winter.

I also want to highlight that this is proven technology. The images on this slide show the successful pilot nodule mining work performed in the CCZ by a number of US consortia in the 1970s. Several thousand tons of nodules were successfully recovered and the technology was fully validated by some impressive names on this page, Lockheed Martin, Kennecott, now part of Rio Tinto, BP, Shell, Mitsubishi.

Our collective system will be more advanced and efficient, but the basic principles were proven 50 years ago. As I noted earlier, we have the ability to ship the nodules anywhere for processing, and we intend to produce them in a way that generates zero toxic tailings and zero solid waste. This really opens up the possibilities in terms of processing locations, including many developed nations that are finally focusing on supply chain security and energy independence with respect to critical battery metals.

I’d now like to turn it over to our CFO, Craig Shesky, to talk about the economics, evaluation, and project finance.

Craig Shesky: Thank you, Gerard. When thinking about the massive economic potential of The Metals Company, we think the first place to begin is the net present value. In running a net present value analysis on the full estimated resource for NORI and TOML, represented by the yellow and blue blocks on this page, that arrives at an NPV of 31 billion. Our current equity value of 2.4 billion represents just 7.5% of that amount, which compares oftentimes to other base metal developers who might trade at 50% to 70% of NPV.

We believe this is a conservative estimate given the fact that nickel and copper prices are actually well below spot in this model. Since the business combination was announced in March, copper prices have rallied nearly 37% and nickel prices have rallied 21%. At current metal prices, we believe the NPV on the whole estimated resource for NORI and TOML will be over $40 billion.

Now, as we stated before, it’s never been our intention to fund all the CapEx required to unlock this resource ourselves. We would expect to continue to rely on our strategic partners as well, just to make sure that we are doing this in as CapEx light fashion as possible. It’s also very important to remember you can’t think about CapEx in a vacuum. You have to consider the CapEx relative to the amount of metal produced.

As Gerard noted, we produce a lot of metal. Mining.com recently recognized our NORI asset as the largest undeveloped nickel project on the planet. Whether you’re looking at CapEx relative to the annual average nickel equivalent tonnage, we’re very strong relative to most peers, but we’re also very strong in the first quartile of the cost curve on the OpEx side as well. We can continue to use our CapEx light options to reduce the overall financing bill. A great example of this is the drillship acquired by Allseas for exclusive use as Gerard noted at pennies on the dollar. It would be our intention to continue to take advantage opportunistically of distressed assets in the offshore oil and gas space.

Now in operating in the deep water, there are just some fundamental advantages to developing these resources even beyond the significant compression of ESG impacts. In comparing land-based mining to nodule collection, while, the timeline from pre-feasibility to production for nodule collection is much shorter, three years versus five to seven years on average for land-based producers. The capital intensity per ton of metal is far lower as shown on the previous page.

There’s also no fixed infrastructure to build at sea, no port, power, rail, no freshwater, no roads. You don’t worry about community displacement issues. Basically, you can ship the nodules efficiently to places where the infrastructure already exists. Importantly, we have no toxic tailings and no solid waste to manage, and no need to worry about potential collapse of the dams or potential spills into rivers.

At the end, I think we’d just like to highlight that this is a massive resource that offers massive economic upside. We’re developing the largest nickel project in the world that just so happens to have a tier 1 manganese and a tier 1 copper asset along with it. We believe we’re currently valued quite conservatively compared to the total project NPV of $31 billion. Finally, we believe we can ramp up production in a capital-efficient manner, working alongside world-class partners who remain committed investors as well.

Georg and the Gateway team, this would conclude our presentation. There’s going to be a replay available through Gateway as well as the transcript and the slides filed with the SEC. We’d like to thank you all for listening, and thank you very much for your interest in The Metals Company.

Gerard: Thank you, everyone.

Georg: Thank you, Gerard. Thank you, Craig. I appreciate The Metals Company participating. Thank you all for joining us. That concludes our comments.

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